Exhibit 99.1

For media:	For investors:
Megan Lustig	Bob Farrell
Spectrum Science Communications	Genocea Biosciences
O: 202-955-6222	O: 617-674-8261
mlustig@spectrumscience.com	Bob.Farrell@genocea.com

Genocea Secures Debt Facility from Hercules Technology Growth Capital of up to $27 Million

CAMBRIDGE, MA, November 21, 2014—Genocea Biosciences, Inc. (NASDAQ:GNCA), a company developing T cell-directed vaccines and immunotherapies, today announced that it has entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. (NYSE:HTGC) for a term loan of up to $27.0 million.

“This additional access to capital enhances our financial flexibility during a period when we expect to announce data from both of our lead clinical programs,” said Jonathan Poole, chief financial officer of Genocea. “We are pleased to be working with the leading specialty finance company to help further our growth and support the continued development of our pipeline of novel product candidates. Hercules understands our business and has a strong conviction in our corporate strategy.”

The proceeds of the initial draw of $12.0 million will be used to repay Genocea’s existing term loan facility and to provide additional working capital for general corporate purposes. Genocea can draw up to an additional $5.0 million at its option through June 30, 2015. Two further tranches of $5.0 million each can be drawn down at Genocea’s option on or prior to December 15, 2015 subject to the achievement of certain clinical and corporate milestones.

Additionally, Genocea entered into an equity rights letter agreement with Hercules pursuant to which Hercules purchased 223,463 shares of Genocea’s common stock at $8.95 per share, the closing price of Genocea’s common stock as reported on The NASDAQ Global Market on November 19, 2014.

Full details of the terms of the loan and equity rights letter agreement are contained in the Form 8-K which Genocea has filed today with the Securities and Exchange Commission.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.6 billion to over 300 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Senior Notes due July 2024, which trade on the NYSE under the symbols “HTGZ”, “HTGY,” and “HTGX,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

About Genocea

Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immune response. Using ATLAS™, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea’s pipeline of novel clinical stage T cell-enabled product candidates includes GEN-003 for HSV-2 therapy, GEN-004 to prevent infections caused by pneumococcus, and earlier-stage programs in chlamydia, HSV-2 prophylaxis, malaria and cancer immunotherapy. For more information, please visit the company’s website at www.genocea.com.

Forward Looking Statements

Statements herein relating to future business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments and the ability of Genocea to draw additional amounts under its debt facility, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including Genocea’s ability to progress any product candidates in preclinical or clinical trials; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; clinical trial results; current results may not be predictive of future results; even if the data from preclinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; Genocea’s ability to enter into future collaborations with industry partners and the government and the terms, timing and success of any such collaboration; Genocea’s ability to make additional draws under its debt facility, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; Genocea’s ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; its ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; the availability of qualified personnel and other factors set forth under “Risk Factors” in Genocea’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other filings with the Securities and Exchange Commission (the “SEC”). Further information on the factors and risks that could affect Genocea’s business, financial conditions and results of operations is contained in Genocea’s filings with the SEC, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.